AMENDMENT NO. 2 TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ALTERA INFRASTRUCTURE L.P. This AMENDMENT NO. 2 TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”) dated as of October 27, 2020, of Altera Infrastructure L.P. f/k/a Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), is entered into by Altera Infrastructure GP L.L.C., a Marshall Islands limited liability company (the “General Partner”), the sole general partner of the Partnership. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the LP Agreement (as defined herein). W I T N E S S E T H WHEREAS, the Partnership was formed upon the filing of a certificate of limited partnership with the Registrar of Corporation of the Republic of the Marshall Islands on August 31, 2006 (the “Certificate of Limited Partnership”) and is governed by that certain Seventh Amended and Restated Agreement of Limited Partnership of Teekay Offshore Partners L.P. dated as of January 22, 2020 (including all exhibits, schedules and annexes thereto, as amended, the “LP Agreement”); WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the LP Agreement to reflect, among other things, a change in the the location of the principal place of business of the Partnership; WHEREAS, pursuant to Section 13.1(d)(1) and 16.5(c) of the LP Agreement, the General Partner has the authority to amend any provision of the LP Agreement without the consent of any Limited Partner, for a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class or series of Partnership Interests as compared to other classes or series of Partnership Interests) in any material respect, and (ii) would not have a material adverse effect on the existing terms of the Series A Preferred Units, Series B Preferred Units, or Series E Preferred Units. WHEREAS, the General Partner desires to amend references in the LP Agreement from U.S. GAAP to international financial reporting standards. NOW, THEREFORE, the General Partner does hereby amend the LP Agreement as follows: Section 1. Amendments. a) All references to “U.S. GAAP” within the LP Agreement (i.e., in the definition of Subsidiary, and in Sections 8.1 and 8.3) shall henceforth be amended to be references to “Accounting Principles”. b) The following definition is hereby added into Section 1.1 immediately prior to the definition of Acquisition: 80767515v1

“Accounting Principles” means generally accepted accounting principles in effect from time to time in the United States or United Kingdom, applied on a consistent basis, including U.S. GAAP and/or IFRS, as determined by the General Partner. c) The following definition is hereby added into Section 1.1 after the definition of Holder: “IFRS” means international financial reporting standards, consistently applied. Section 2. Except as expressly provided in this Amendment, the terms and conditions of the LP Agreement are and remain in full force and effect. Section 3 This Agreement shall be construed in accordance with and governed by the laws of the Marshall Islands, without regard to the principles of conflicts of law. [Signature Page Follows] -2- 80767515v1

IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date first written above. ALTERA INFRASTRUCTURE GP L.L.C. By: _______________________ Edith Robinson Vice President and Company Secretary